CYCLACEL PHARMACEUTICALS, INC.
 CODE OF BUSINESS CONDUCT AND ETHICS

as Adopted on October 6, 2006

TABLE OF CONTENTS

INTRODUCTION — PURPOSE OF THE CODE		1
1.	COMPLIANCE WITH THE CODE	3
2.	COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS	3
	(a) Securities Laws and Insider Trading
	(b) Health, Safety and Environmental Issues
	(i) Substance Abuse
	(c) Equal Opportunity Employment
	(d) Sexual Harassment
3.	CONFLICTS OF INTEREST	4
4	PROTECTION	5
	(a) Copyrights and Computer Software
	(b) Confidential Information
5.	REPORTING AND RECORD KEEPING	6
	(a) Accurate Books and Records
	(b) Document Retention
6.	FAIR COMPETITION	7
	(a) Antitrust and Competition Laws
	(b) Gifts and Entertainment
	(c) Corporate Opportunities
7.	GOVERNMENT RELATIONS	8
	(a) Payment to Officials
	(b) Political Activity
8.	CONDUCTING INTERNATIONAL BUSINESS	8
	(a) U.S. Foreign Corrupt Practices Act
	(b) Anti-Money Laundering Laws
	(c) U.S. Antiboycott Laws
	(d) New Foreign Countries
9.	AUDITS	9
10.	WHISTLEBLOWERS POLICY	9
11.	WAIVERS	10

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CYCLACEL PHARMACEUTICALS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

Introduction and Purpose of the Code

Cyclacel Pharmaceuticals, Inc. (the ‘‘Company’’) commitment to integrity begins with complying with the laws, rules and regulations of where we do business and maintaining the highest standards of ethical and lawful conduct at all times. This Code of Business Conduct and Ethics (the ‘‘Code’’) is intended to provide you with a clear understanding of the principles of business conduct and ethics expected of you and the key policies and procedures in place which supports this commitment. This Code is part of a larger process which includes not only compliance with corporate policies, but an open relationship between you and your supervisors that is conducive to good business conduct and, above all, your integrity and good judgment.

The Company’s Board of Directors are responsible for setting the standards of conduct contained in this Code and for updating these standards to reflect legal and regulatory developments.1As Cyclacel is incorporated in the United States with major operations in the United Kingdom our Code derives in large part from the laws of these two countries. It contains standards necessary to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company and in other public communications; and compliance with applicable U.S. and international governmental laws, rules and regulations.

The Code applies to all employees, officers and Directors of the Company and as such the Company expects every employee, officer and Director to read and understand the Code and how it should be applied in the performance of his or her business responsibilities. The Company will hold each of its employees, officers and Directors accountable for adherence to this Code. Those who violate this Code, will be subject to disciplinary action, up to and including immediate termination of your employment. You must report potential or actual violations of this Code to your immediate supervisor, the Company’s Compliance Officer, the Chairman of the Board or Chairman of the Audit Committee. If your situation requires that your identity be kept a secret, the Company will undertake all reasonable efforts to protect your anonymity.

You will not be subject to any disciplinary or retaliatory action for reporting a violation or potential violation, unless it be your own.    However, making known false or malicious reports will not be tolerated, and you will be subject to appropriate disciplinary action if you file such reports.

No representation is expressed or implied that the policies stated in this Code are all of the Company’s relevant policies, or that they are a comprehensive, full or complete explanation or the laws or standards or conduct that are applicable to you or the Company. You have a continuing obligation to familiarize yourself with applicable law and Company policy.

You must sign a certification in the attached form acknowledging receipt of this Code. This Code is posted on the Company’s Intranet. This Code is also available to the public on the Company’s website at www.cyclacel.com.

1	This Code is promulgated by the Board of Directors under section 406 of the U.S. Sarbanes-Oxley Act of 2002 and the related rules of the SEC and applies to all employees, officers and directors of the Company.

* * * * * * * * * * * * * * * * * * * * * * * * * * *

Cyclacel Pharmaceuticals, Inc. reserves the right to modify, revise, or alter any policy, procedure, or condition related to employment at its sole discretion and at any time without notice and without revision of the Code of Business Conduct and Ethics. The contents of the Code do no constitute the terms of a contract of employment, and nothing contained herein should be construed as a guarantee of continued employment —  employment at the Company is on an at-will basis. The Code is not a legal document and is intended for informational use only. The information herein supersedes previous printed Codes or policies, can be changed or revoked unilaterally by the Company at any time, and is not all-inclusive. The online version of the Code, accessible through the Company’s Intranet, supersedes all printed versions, including this Code. If any information in the Code, whether in print or online, differs from the Company’s established policies or procedures, the legal policy and procedure documents govern.

* * * * * * * * * * * * * * * * * * * * * * * * * * *

1. COMPLIANCE WITH THE CODE

This Code is not intended to address every practice or principle related to honest and ethical conduct but outlines particular behaviors which are specifically important in appropriate dealings with people and entities with whom the Company interacts.

Thus, in keeping with the principles of the Code, you must:

•	comply with all applicable laws, rules, and regulations;

•	conduct all dealings with the Company’s customers, suppliers and competitors fairly, with honesty and integrity;

•	ethically handle conflicts of interest, both real and perceived, in personal and professional relationships;

•	produce, or cause to be produced, full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with or submits to the U.S. Securities and Exchange Commission, or the SEC, and in other public communications;

•	protect information, in any form, that belongs to the Company, its customers and suppliers;

•	protect the Company’s assets and ensure their efficient use and report any suspected incident or fraud or theft immediately; and

•	never use your position with the Company or Company assets or information for improper personal gain.

These principles need to be applied to your own specific responsibilities within the business. If you have any questions about the proper application of the principles or about what is required by the law in any given situation, you must consult with the Company’s Compliance Officer.

You must be alert and sensitive to situations that could result in illegal, unethical, or improper action. When you are faced with a business decision that seems to have ethical overtones, here are some questions that should be helpful to determine if your actions are proper:

•	Do I have all the necessary facts?

•	Am I informed about all of the legal implications?

•	Who has an important stake in the outcome (e.g., employees, customers, suppliers, etc.), and what is that stake?

•	Does the issue raise ethical issues that go deeper than legal or institutional concerns?

•	What are the options for acting, and which options will produce the most good and do the least harm to the Company? Which options respect the dignity of the stakeholders?

•	Would I be proud to explain my actions to my family, fellow employees, customers — or on tonight’s news broadcast?

If you remain uncertain about what to do, if you need advice, or if you have reason to believe that a domestic or foreign law could be violated in connection with Company business or that this Code has been violated in any way, notify your immediate supervisor, the Company’s Compliance Officer, the Chairman of the Board or Chairman of the Audit Committee at once.

2. COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

The foundation on which this Code is built is obeying the law and acting ethically. It is the Company’s policy that you conduct business in accordance with applicable U.K. and U.S. federal, state and local laws, rules and regulations and with the laws, rules and regulations of other countries in which the Company does business

a) SECURITIES LAWS AND INSIDER TRADING

The rules relating to trading in the Company’s securities and those of other companies with which the Company does business are covered in detail in the Company’s Insider Trading Policy as more fully set forth in such policy. If you are uncertain about the legal rules involving your purchase, sale or transfer of any securities of the Company or any securities in companies familiar to you by virtue of your work for the Company, you should consult with the Company’s Compliance Officer before making any such purchase or sale.

b) HEALTH, SAFETY & ENVIRONMENTAL RESPONSIBILITIES

The Company is committed to providing a work environment that strives to protect employee health and safety, as health and safety are important aspects of job performance. It is also the Company’s policy to manage its business in a manner that is sensitive to the environment and conserves natural resources. You must learn and follow the safety procedures applicable to your job, and you must comply with all applicable environmental, health and safety laws. A comprehensive guide to the Company’s health and safety policies can be found on the Company’s intranet site.

Substance Abuse

Substance abuse poses serious health and safety risks, not only to the few abusers, but also to all employees who work with them. Therefore, in furtherance of the above general policy, you may not possess any illegal drug, any legal prescription drug that is a controlled substance (unless the prescription has been issued to you and is being used in a manner consistent with the prescribed directions for use), or any alcohol on Company property, except in the case of Company-sanctioned events. You must never work or be on corporate property while impaired by drugs, alcohol or other similar substances.

c) EQUAL OPPORTUNITY EMPLOYMENT

The Company makes employment-related decisions without regard to a person’s race, color, religious creed, age, gender, sexual preference, marital status, national or ethnic origin, citizenship status or disability. ‘‘Employment decisions’’ generally mean those decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

d) SEXUAL HARASSMENT

The Company is committed to maintaining a collegial work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, the Company will not tolerate sexual harassment of employees by anyone, including any supervisor, co-worker, vendor, client or customer, whether in the workplace, at assignments outside the workplace or at company-sponsored social functions.

You are encouraged to bring any problem, complaint or concern regarding any alleged employment discrimination or other discriminatory conduct to the attention of the Company’s Director of Human Resources or the Company’s Compliance Officer.

3. CONFLICTS OF INTEREST

The Company knows that it can only be truly successful through the diligence and loyalty of its employees. Therefore, you must put the best interests of the Company at the forefront of any work-related activity or decision and scrupulously avoid conflicts of interest. You must use your best judgment in determining whether a conflict of interest exists and then avoid any conduct, activity, relationship or other situation that would create or cause an actual or potential conflict of interest.

While it is not possible to identify every particular activity that might give rise to a conflict of interest, a conflict of interest may exist because of a relationship of yours or of a family member that is inconsistent with the Company’s best interests or could cause a conflict with your ability to perform your job responsibilities. If you or other family members are engaged in any of the activities listed below, then there may be a conflict of interest. If you are an employee or officer, you must disclose the facts concerning this activity to your immediate supervisor, the Company’s Compliance Officer, the Chairman of the Board or Chairman of the Audit Committee in order to have the Company address the situation. If you are a director, you must disclose the facts concerning this activity to the Chairman of the Board or the Chairman of the Audit Committee. Examples of conflicts of interest include, but are not limited to, the following:

(a)    any ownership interest in any supplier, customer or competitor (other than nominal amounts of stock in publicly traded companies);

(b)    any consulting or employment relationship with any customer, supplier or competitor;

(c)    any outside activity that harms a relationship between the Company and any customer or potential customer, or that interferes with current or potential contract relationship;

(d)    any outside business activity that is competitive with any of the Company’s businesses;

(e)    any outside activity of any type that is so substantial as to call into question your ability to devote appropriate time and attention to your duties and responsibilities to the Company;

(f)    any service on any board of directors or advisory board of any customer, supplier or competitor, unless such board service has been disclosed to the Company;

(g)    any direct supervisory, review or other influential position on the job evaluation, pay or benefits of any close relative who is employed by the Company;

(h)    any sales or purchases of anything to or from the Company (unless it is pursuant to a routine program of disposal of surplus property that is offered to all employees in general); and

(i)    any situation in which, without proper authorization, you are required or tempted to disclose, or do disclose, any trade secret, confidential or proprietary information or intellectual property of the Company.

If you have any questions regarding an activity which may create a conflict of interest, please discuss the situation immediately with your immediate supervisor or the Company’s Compliance Officer, the Chairman of the Board or Chairman of the Audit Committee, if you are an employee or officer. If you are a director, you should consult your own independent counsel if you have any questions regarding activity that may create a conflict of interest. If you know of a conflict of interest that exists elsewhere in the Company, you must disclose such conflict to your immediate supervisor, the Company’s Compliance Officer, the Chairman of the Board or Chairman of the Audit Committee.

The Company reserves the right to determine when actual or potential conflicts of interest exist, and then to take any action, which in the sole judgment of the Company, is needed to prevent the conflict from continuing, or in the case of a director, disclose such actual or potential conflict of interest and take such actions as are appropriate in accordance with Section 144 of the Delaware General Corporation Law. Such action may include, but is not limited to, having you divest the conflicting interest or return the benefit or gain received, realigning your duties and responsibilities, or disciplinary action, up to and including immediate termination of your employment or removal from the Board of Directors.

4. PROTECTION AND PROPER USE OF COMPANY PROPERTY OR SERVICES

All employees and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes. Of course, incidental personal use may be appropriate for certain Company assets, but each employee should check with a supervisor to determine what may be appropriate.

a) COPYRIGHTS AND COMPUTER SOFTWARE

You may sometimes need to use third-party copyrighted material to perform your job. It is the Company’s policy to respect copyright laws. Therefore, before you may use such third-party material,

appropriate authorization from the copyright holder must be obtained. The need for such permission may exist whether or not the end product containing third-party material is for personal use, for Company use internally or other use.

You must observe the terms and conditions of any license agreements to which the Company is a party. In most cases, you do not have the right to make copies of software, except for backup purposes. This includes not only the substantial software programs the Company may license, but also the smaller so-called ‘‘shrink-wrap’’ programs typically used for word processing, spreadsheets and data management.

You may not copy copyrighted intellectual property licensed to the Company or otherwise make use of such property, other than on your Company computer in furtherance of Company business, and such use must be as permitted under the copyright laws. It is against Company policy and it may be unlawful for you to copy, reproduce, scan, digitize, broadcast or modify third-party copyrighted material when preparing Company products or promotional materials, unless written permission from the copyright holder has been obtained prior to the proposed use. Improper use could subject both the Company and you to possible civil and criminal actions for copyright infringement. It is also against Company policy for you to use the Company’s facilities for the purpose of making or distributing unauthorized copies of third-party copyrighted materials for personal use or for use by others.

b) CONFIDENTIAL INFORMATION

Confidential Company information is an important corporate asset that merits the same protection as the Company’s physical assets. It is very important for you to safeguard the Company’s confidential information and to refuse any improper access to such information entrusted to you or any employee for whatever purpose. You have entered into a non-disclosure or confidentiality agreement (as set forth in the Standard Terms and Conditions of Employment Agreement) detailing your obligations regarding the Company’s confidential information, and you must adhere to that agreement. You also have an obligation to protect the confidential information provided to the Company by its customers and suppliers and your fellow workers during the course of the Company’s business. They expect your confidentiality — just as the Company expects theirs. Issues with respect to confidential information may also arise in securities transactions as further discussed in the ‘‘Securities Laws and Insider Trading’’ section below.

5. REPORTING AND RECORD KEEPING

a) ACCURATE BOOKS AND RECORDS

The Company requires full, fair, accurate, timely and understandable recording and reporting of all Company information. You must act in a manner that ensures that all of the Company’s books, records, accounts and financial statements are maintained in reasonable detail, appropriately reflect the Company’s transactions and conform both to applicable legal requirements and to the Company’s system of internal controls. To do so, you must execute and record transactions in accordance with all internal control procedures implemented by Company management. Furthermore, all of your expense reimbursements must accurately reflect the true nature and amount of the expenses. In addition, if you are in any way involved in preparing the Company’s disclosure documents (such as SEC filings or press releases), you must produce full, fair, accurate, timely and understandable disclosures in such documents.

It is imperative that you do not create, or participate in the creation, or perpetuation of, any records that are intended to mislead anyone or conceal any improper act or conduct.

b) DOCUMENT RETENTION

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and the Company’s business needs, all of us must maintain records in accordance with Document Retention Policy, as more fully set forth in such policy. You are expected to be familiar with the specific requirements of your business and location, as well as with all applicable corporate procedures.

6. FAIR COMPETITION

The Company intends to succeed in the marketplace though superior performance, not by unethical or manipulative practices. You must treat customers and suppliers honestly and fairly. Do not make false or misleading remarks to customers or suppliers about other customers/suppliers or about competitors of the Company, their products or their services. You must avoid deprecation and criticism of competitors, their products or services, but you may state truthful descriptions of specifications and shortcomings of such products or services.

a) ANTITRUST AND COMPETITION LAWS

The economies of most countries in which the Company does business are based on the principle that competition and profit will produce high-quality goods at fair prices. Most countries have laws prohibiting certain business practices that could inhibit effective competition. Whether termed antitrust, competition, or free trade laws, the rules are designed to keep the marketplace thriving and competitive. These antitrust laws are broad and far-reaching, and touch upon and affect virtually all aspects of the Company’s operations.

The antitrust laws generally prohibit agreements that restrict competition and include agreements between competitors as to pricing, bidding, marketing, production, supply and customers. These laws also apply to various forms of unfair conduct that may tend to create a monopoly. These laws may also apply to trade association activities, as exclusivity, pricing and other restrictions between the Company and its suppliers or customers.

For example, while trade association meetings and other industry gatherings usually serve legitimate and worthwhile purposes, you should be careful because these meetings also bring together competitors who might discuss matters of mutual concern and potentially cross the line of noncompliance with antitrust and competition obligations. Even joking about inappropriate topics, such as dividing up sales territories, could be misinterpreted and misreported. If conversation turns to any kind of anti-competitive discussion, you should refuse to discuss the matter and leave the conversation immediately.

The Company supports these laws not only because they are the law, but also because it believes in the free market and the idea that healthy competition is essential to its long-term success. As such, you should avoid conduct that violates or appears to violate these laws. In all cases where there is question or doubt about a particular activity or practice, you should contact the Company’s Compliance Officer before taking any action that may fall within the scope of these laws.

b) GIFTS AND ENTERTAINMENT

Generally, you and members of your immediate family may not accept gifts, services, discounts or favors from those with whom the Company does business or considers doing business. Gifts, entertainment, favors or gratuities are subject to the following guidelines:

You may accept gifts of nominal value ordinarily used for sales promotions (for example, calendars, appointment books, pens, etc.)

Ordinary ‘‘business lunches’’ or reasonable entertainment consistent with local social and business customs may also be permissible if these actions can be reciprocated by you and are reasonable in cost and frequency.

If you receive a gift that does not fall within these guidelines, you must report it to your supervisor and return the gift. If return of the gift is not practical, you should give it to the Company for charitable disposition or such other disposition as the Company deems appropriate.

c) CORPORATE OPPORTUNITIES

You may not use corporate property, information, or position for improper personal gain. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You are prohibited from competing with the Company or taking advantage for personal gain of any opportunity that is discovered through the use of Company property, information or position. You should report any corporate opportunity to your immediate supervisor or other appropriate individual within the Company to determine whether the Company desires to take advantage of the opportunity.

If you are an officer, you have an additional obligation not to take advantage for personal gain of any opportunity that the Company may have an interest in pursuing, notwithstanding that your knowledge of such opportunity is obtained independently of your relationship with the Company.

7. GOVERNMENT RELATIONS

a) PAYMENT TO OFFICIALS

Special supra-national (EU), international and national requirements often apply when contracting with any government body (including national, state, provincial, municipal, or other similar government divisions in local jurisdictions).

Because government officials are obligated to follow specific codes of conduct and laws, you must take special care in government procurement. Certain key requirements for you to follow in doing business with a government include, but are not limited to:

•	Accurately representing which Company products are covered by government contracts:

•	Not offering or accepting kickbacks, bribes, gifts, gratuities or anything else of value with the intent of obtaining favorable treatment from the recipient (a gift that is customary in the business sector may be perceived as a bribe by a government official or law);

•	Not improperly soliciting or obtaining confidential information, such as sealed competitors’ bids, from government officials prior to the award of a contract; and

•	Hiring present and former government personnel may only occur in compliance with applicable laws and regulations (as well as consulting the Company’s Compliance Officer).

b) POLITICAL ACTIVITY

The Company respects the rights of individuals to participate in political activities. However, these personal activities should not be conducted on company time or involve the use of company property. Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any offices of any government, unless permitted by law and reviewed and approved in advance by the Audit Committee which may request an opinion of counsel with respect thereto. This policy does not preclude the formation and operation of a political action committee in accordance with applicable law. Political activities of the Company’s directors, officers and employees should be kept separate from the Company’s business and the Company will not reimburse or subsidize employees for their personal political participation.

8. CONDUCTING INTERNATIONAL BUSINESS

The Company observes the highest ethical standards in all of its business transactions in all of the countries in which it operates or conducts business. You may not take any action in connection with any international transaction or any action in any foreign country that would be illegal or improper. Furthermore, you are required to observe all applicable foreign laws to which you or the Company may be subject, including foreign tax laws, customs duties and regulations, drug testing, licensing, manufacturing and marketing laws, rules and regulations and currency restrictions. You should not take any actions that are intended to improperly circumvent the application of such laws. Certain concerns raised by international business include, but are not limited to, the following:

a) U.S. FOREIGN CORRUPT PRACTICES ACT

As we are a US incorporated company, with limited exceptions, the U.S. Foreign Corrupt Practices Act prohibits the Company and you from, among other things, making an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any foreign official, any foreign political party or official thereof or any candidate for foreign political office, or any other person, such as a foreign agent or consultant, knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any foreign official, any foreign political party or official thereof, or any candidate for foreign political office, for the purpose of (i) influencing any act or decision of such foreign official in his or her official capacity, (ii) inducing such foreign official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage, or inducing such foreign official to use his or her influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person.

If you are asked to make any such payment, you should consult with your immediate supervisor, the Company’s Compliance Officer, the Chairman of the Board or Chairman of the Audit Committee before taking any action.

b) ANTI-MONEY LAUNDERING LAWS

Money laundering occurs when criminals try to ‘‘clean’’ the proceeds of their crimes to hide them or to make those proceeds appear legitimate. The Company is committed to complying fully with all anti-money laundering laws throughout the world. Employees must protect the Company’s integrity and reputation by helping to detect possible money laundering activities. These activities are often intricate and difficult to discover. You should watch for warning signs of money laundering, which may include a customer who is reluctant to provide complete information or who requests to make payments in cash. If you believe you have encountered a warning sign, notify your supervisor and contact the Company’s Compliance Officer, the Chairman of the Board or Chairman of the Audit Committee immediately.

c) U.S. ANTIBOYCOTT LAWS

As we are a US incorporated company, U.S. antiboycott laws prohibit or severely restrict the Company from participating in boycotts against countries friendly to the U.S., and require the Company to report both legal and illegal boycott requests to the U.S. government. If you are involved in selling the Company’s products from the U.S. internationally, you must become familiar with the U.S. antiboycott laws and observe all of their requirements. Further information and guidance can be obtained from the Company’s Compliance Officer.

d) NEW FOREIGN COUNTRIES

The decision to expand the Company’s distribution or to establish an operation in any other country, besides those in which it is already qualified to do business, may carry many important legal and tax implications. You must not undertake to expand the Company’s operations into any country outside the U.S. without prior consultation with the Company’s Compliance Officer.

9. AUDITS

In some cases, the Company will monitor compliance with its policies audits. These may be done by the Company’s legal counsel or at any direction of the Company’s Compliance Officer. You are required to cooperate fully with any such audits and to provide truthful and accurate responses to any request.

10. WHISTLEBLOWER POLICY

Section 301 of the U.S. Sarbanes-Oxley Act of 2002 requires the Company’s Audit Committee to establish procedures for: (a) the receipt, retention and treatment of complaints received by the

Company regarding accounting, internal accounting controls and auditing matters; and (b) confidential, anonymous employee submissions of concerns regarding questionable accounting or auditing matters. In consideration of those legal requirements and in the spirit of this Code, the Company has established a Whistleblower Policy, with which policy we encourage you to familiarize yourself.

11. WAIVERS

If you are a senior executive officer (chief executive officer, chief financial officer, principal financial officer or controller), other executive officer or director, any request by you for a waiver of any provision of this Code must be in writing and addressed to the Chairman of the Audit Committee. If you are not an executive officer or director, any request by you for a waiver of any provision of this Code must be in writing and addressed to the Company’s Compliance Officer.

With regard to senior financial officers, other executive officers and directors, the Board of Directors will have the sole and absolute discretionary authority, acting upon such recommendation as may be made by the Audit Committee, to approve any waiver from this Code. Any waiver for senior financial officers, other executive officers or directors from this Code will be disclosed promptly on a Current Report on Form 8-K or any other means that complies with the SEC rules or applicable Nasdaq listing standards.

AGREEMENT TO COMPLY.

I have read the Cyclacel Pharmaceuticals, Inc, Code of Business Conduct and Ethics ( the ‘Code’ ) and I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of this Code.
Based on my review, I acknowledge that;

—	To the best of my knowledge, I am not in violation of, or aware of any violation by others of, any provision contained in this Code;

OR

—	I have made a full disclosure on the reverse side of this acknowledgement of the facts regarding any possible violation of the provisions set forth in this Code.

In addition, I understand that I have a moral obligation, and in certain circumstances, a legal obligation to report any suspected or actual violation of this Code. I understand that my full cooperation in connection with the investigation of any suspected or actual violation is desired and preferred. I understand that my failure to comply with this Code or its procedures may result in disciplinary action, up to and including termination.

ByDate

(Name, please print and sign)